As Filed with the Securities and Exchange Commission on December 27, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Yingli Green Energy Holding Company Limited
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
No. 3055 Middle Fuxing Road
Baoding 071051, People’s Republic of China
(86 312) 3100-500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
2006 STOCK INCENTIVE PLAN
(Full title of the Plan)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Leiming Chen
Simpson Thacher & Bartlett LLP
35th Floor, ICBC Tower
3 Garden Road
Central, Hong Kong
(852) 2514-7600

CALCULATION OF REGISTRATION FEE

		Aggregate Offering	Amount of Registration
Title of Securities to be Registered	Amount to be Registered (1)	Price(2)	Fee
Ordinary Shares, $0.01 par value per share(3)	8,240,658 shares	$278,621,534	$8,554

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.

(2)	These shares are offered under the 2006 Stock Incentive Plan (the “2006 Plan”). Pursuant to Rule 457(h)(1), the maximum aggregate offering price is calculated as the sum of (i) 610,929 shares issuable upon the exercise of outstanding options as of December 27, 2007 multiplied by the exercise price of $2.10 per share, which is equal to an aggregate offering price of $1,282,951, (ii) 815,700 shares issuable upon the exercise of outstanding options as of December 27, 2007 multiplied by the weighted average exercise price of $23.65 per share, which is equal to an aggregate offering price of $19,291,305, (iii) the product of 2,621,060 shares issued but unvested under the 2006 Plan multiplied by the average of the high and low prices for the Registrant’s American Depositary Shares, or ADSs, as listed on the New York Stock Exchange on December 21, 2007, or $37.87, which is equal to an aggregate offering price of $99,259,542, and (iv) the product of 4,192,969 shares reserved under the 2006 Plan multiplied by the average of the high and low prices for the Registrant’s ADSs, as listed on the New York Stock Exchange on December 21, 2007, or $37.87, which is equal to an aggregate offering price of approximately $158,787,736.

(3)	These shares may be represented by the Registrant’s ADSs, each of which represents one ordinary share. ADSs issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-142852).

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Item 2. Registrant Information and Employee Plan Annual Information

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Item 4. Description of Securities

Item 5. Interests of Named Experts and Counsel

Item 6. Indemnification of Directors and Officers

Item 7. Exemption from Registration Claimed

Item 8. Exhibits

Item 9. Undertakings

SIGNATURES

POWER OF ATTORNEY

EXHIBIT INDEX

Exhibit 5.1 OPINION OF CONYERS DILL & PEARMAN

Exhibit 10.1 YINGLI GREEN ENERGY HOLDING COMPANY LIMITED 2006 STOCK INCENTIVE PLAN (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-142851) initially filed with the
Commission on May 11, 2007)

Exhibit 23.1 CONSENT OF CONYERS DILL & PEARMAN (included in Exhibit 5.1)

Exhibit 23.2 CONSENT OF KPMG

Exhibit 24.1 POWER OF ATTORNEY (included on the signature page hereto)

EX-5.1 OPINION OF CONYERS DILL & PEARMAN
EX-23.2 CONSENT OF KPMG

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
     The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
Item 2. Registrant Information and Employee Plan Annual Information
     The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed by Yingli Green Energy Holding Company Limited (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:
     a. The Registrant’s prospectus filed pursuant to Rule 424(b) with the Commission on December 12, 2007, which includes the consolidated balance sheet of the Registrant and its subsidiary as of December 31, 2006, and the related consolidated statements of income, shareholder’s equity and comprehensive income, and cash flows for the period from August 7, 2006 (date of inception) to December 31, 2006, and the consolidated balance sheets of Baoding Tianwei Yingli New Energy Resources Co., Ltd. and its subsidiary as of December 31, 2004 and 2005 and September 4, 2006, and the related consolidated statements of income, owners' equity, and cash flows for the years ended December 31, 2004 and 2005, and for the period from January 1, 2006 through September 4, 2006 and the report thereon of the Registrant's independent registered public accounting firm; and
     b. The description of the Registrant’s ordinary shares and American depositary shares contained in its Registration Statement on Form 8-A (File No. 001-33469) filed with the Commission on May 11, 2007 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s ordinary shares set forth under “Description of Share Capital” and the description of the Registrant’s American Depositary Shares set forth under “Description of American Depositary Shares” in the Registrant’s Registration Statement on Form F-1 (File No. 333-142851), as amended, originally filed with the Commission on May 11, 2007.
     All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our third amended and restated articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, fraud or default.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed
     Not applicable.

Item 8. Exhibits
     The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).
Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Baoding, People’s Republic of China, on December 27, 2007.

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED

By:	/s/ Liansheng Miao

	Name:	Liansheng Miao
	Title:	Chairman of the Board, Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Liansheng Miao and Zongwei Li, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on December 27, 2007.

Signature	Title

/s/ Liansheng Miao Liansheng Miao	Chairperson of the Board/Chief Executive Officer (principal executive officer)

/s/ Zongwei Li Zongwei Li	Chief Financial Officer (principal financial and accounting officer)

/s/ Shujun Li Shujun Li	Director

/s/ George Jian Chuang George Jian Chuang	Director

/s/ Xiangdong Wang Xiangdong Wang	Director

/s/ Iain Ferguson Bruce Iain Ferguson Bruce	Director

/s/ Jiesi Wu Jiesi Wu	Director

/s/ Chi Ping Martin Lau Chi Ping Martin Lau	Director

Signature of Authorized Representative in the United States
     Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Yingli Green Energy Holding Company Limited, has signed this registration statement or amendment thereto in Newark, Delaware, on December 27, 2007.

AUTHORIZED U.S. REPRESENTATIVE LAW DEBENTURE CORPORATE SERVICES INC.

By:	/s/ Jasmine Marrero

	Name:	Jasmine Marrero
	Title:	Manager

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
5.1	Opinion of Conyers Dill & Pearman

10.1	Yingli Green Energy Holding Company Limited 2006 Stock Incentive Plan (incorporated by reference from Exhibit 10.1 to the Registrant's Registration Statement on Form F-1 (File No. 333-142851) initially filed with the
Commission on May 11, 2007)

23.1	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

23.2	Consent of KPMG

24.1	Power of Attorney (included on the signature page hereto)